Exhibit 10.58

ENDEAVOR GROUP HOLDINGS, INC.

2021 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is entered into as of                     , 2021 (the “Date of Grant”), by and between Endeavor Group Holdings, Inc., a Delaware corporation (the “Company”), and Ariel Emanuel (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which Restricted Stock Units (“RSUs”) may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the RSUs provided for herein to the Participant on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Restricted Stock Units.

(a)    Grant. The Company hereby grants to the Participant a grant of Time-Vesting RSUs and Performance-Vesting RSUs (each as defined below), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The Time-Vesting RSUs and Performance-Vesting RSUs shall vest in accordance with Section 2 hereof. The Time-Vesting RSUs and Performance-Vesting RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

(b)    Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2.      Vesting; Settlement. Except as otherwise provided herein or otherwise determined by the Committee, the RSUs granted hereunder will become vested and settled as follows:

(a)    Time-Vesting RSUs.

(i)    The Company hereby grants the Participant 2,333,334 RSUs as of the Date of Grant (the “Time-Vesting RSUs”), with one-third of the Time-Vesting RSUs being fully vested upon the Date of Grant (the “First Tranche”) and the remaining Time-Vesting RSUs eligible to become vested in two equal annual installments on each of the first and second anniversaries of the Date of Grant (each, a “Subsequent Tranche”), subject to the Participant’s continued employment with the Company or any of its Affiliates through the applicable vesting date.

(ii)    The number of Time-Vesting RSUs eligible to vest on any vesting date shall be rounded down to the nearest whole share and any fractional Time-Vesting RSU reduced by such rounding shall be aggregated and the Time-Vesting RSUs resulting from such aggregation shall vest on the final applicable vesting date.

(iii)    The First Tranche of the Time-Vesting RSUs shall be settled in an equal number of shares of Common Stock within 30 days following the six-month anniversary of the Date of Grant. Each Subsequent Tranche of the Time-Vesting RSUs shall be settled in an equal number of shares of Common Stock within 30 days following the applicable vesting date.

(b)    Performance-Vesting RSUs.

(i)    The Company hereby grants the Participant 1,104,167 RSUs as of the Date of Grant (the “Performance-Vesting RSUs”), on the conditions set forth in this Section 2(b)(i). Upon the achievement by the Company of a Common Stock Price that equals or exceeds each Stock Price Threshold during the Performance Share Eligibility Period (the date of such achievement, a “Stock Price Threshold Achievement Date”), the Company shall issue to the Participant following such Stock Price Threshold Achievement Date, a number of shares of Common Stock (the “Performance Shares”) equal to (A) the number of Performance-Vesting RSUs, multiplied by (B) the Initial Stock Price, divided by (C) the applicable Stock Price Threshold achieved. The Performance Shares achieved on a Stock Price Threshold Achievement Date shall be issued on, or as soon as reasonably practicable following, the Stock Price Threshold Achievement Date (but in any event on or prior to March 15 of the calendar year following the year in which the Stock Price Threshold Achievement Date occurs). For the avoidance of doubt, (x) subject to Section 3, the Performance-Vesting RSUs will remain outstanding through the end of the Performance Share Eligibility Period and will be settled in additional shares of Common Stock upon attainment of each Stock Price Threshold (provided that not more than one issuance of the Performance Shares shall be made in respect of each specific Stock Price Threshold achieved) and (y) the Participant shall not be eligible to receive any Performance Shares with respect to achievement of any Stock Price Threshold following the end of the Performance Share Eligibility Period.

(ii)    The number of Performance Shares issued following any vesting date shall be rounded down to the nearest whole share.

(iii)    One-third of the Performance Shares issued following any Stock Price Threshold Achievement Date shall be fully vested upon issuance and the remaining Performance Shares shall become vested in two equal annual installments on each of the first and second anniversaries of the applicable Stock Price Threshold Achievement Date, subject to the Participant’s continued employment with the Company or any of its Affiliates through the applicable vesting date. Notwithstanding anything to the contrary herein, to the extent the Company reasonably anticipates that the issuance of Performance Shares hereunder will violate Federal securities laws or other applicable law (within the meaning of Treasury Regulation 1.409A-2(b)(7)(ii) and any interpretative guidance thereunder), then such issuance may be delayed until the earliest date at which the Company reasonably anticipates that the issuance will not cause such violation.

3.	Termination of Employment.

(a)    In General. Except as otherwise provided herein or otherwise determined by the Committee, if the Participant’s employment with the Company and its Affiliates terminates for any reason, all unvested Time-Vesting RSUs and Performance-Vesting RSUs and unvested Performance Shares shall be canceled immediately upon termination of employment with the Company and its Affiliates and the Participant shall not be entitled to receive any payments with respect thereto.

(b)    Time-Vesting RSUs. Notwithstanding anything to the contrary contained in this Agreement, (i) upon the earliest to occur of (x) the consummation of a Change of Control and (y) the date the Participant no longer is employed by the Company or any of its Affiliates (other than due to termination by the Company or any of its Affiliates for Cause, by the Participant without Good Reason or due to death or Disability), 100% of the Time-Vesting RSUs shall be vested upon the occurrence of such event, and (ii) if the Participant no longer is employed by the Company or any of its Affiliates due to the Participant’s death or Disability, the portion of each issuance of the Participant’s then-unvested Time-Vesting RSUs, if any, that, absent termination, would have vested within one year following such termination of employment will become fully vested on the date of such termination of employment. Any Time-Vesting RSUs that become vested pursuant to this Section 3(b) shall be settled in an equal number of shares of Common Stock within 30 days following the date of termination.

(c)    Performance-Vesting RSUs. Notwithstanding anything to the contrary contained in this Agreement, with respect to the Performance-Vesting RSUs, upon the date the Participant no longer is employed by the Company or any of its Affiliates for any reason (other than due to termination by the Company for Cause or by the Participant without Good Reason), the Company shall (i) remain obligated to settle any Performance-Vesting RSUs for which the Stock Price Threshold Achievement Date occurred prior to such termination of employment in Performance Shares in accordance with Section 2(b)(i), and (ii) issue to the Participant on such date of such termination of employment, a number of shares of Common Stock equal to the (A) (x) the number of Performance-Vesting RSUs, multiplied by (y) the Initial Stock Price, divided by (z) the Common Stock Price as of the date of such termination of employment, multiplied by (B) a percentage, represented by a fraction, the numerator of which is the amount that the Common Stock Price as of the date of such termination of employment exceeds the last Stock Price Threshold above the Initial Stock Price achieved by the Company (or, if no such Stock Price Threshold above the Initial Stock Price has been achieved, the Initial Stock Price), and the denominator of which equals $4.50, rounded down to the nearest whole share (such shares, the “Partial Performance Shares”). Any Performance-Vesting RSUs that become earned pursuant to this Section 3(c) shall be settled in the Partial Performance Shares on, or as soon as reasonably practicable following, the date of termination (but in any event on or prior to March 15 of the calendar year following the year in which the date of termination occurs). Notwithstanding anything to the contrary set forth herein, the Performance Shares described in this subsection (c) and the Partial Performance Shares shall be fully vested on the date of grant.

(d)    Performance Shares. Notwithstanding anything to the contrary contained in this Agreement, (i) upon the earliest to occur of (x) the consummation of a Change of Control and (y) the date the Participant no longer is employed by the Company or any of its Affiliates for any reason (other than due to termination by the Company or any of its Affiliates for Cause, by the Participant without Good Reason or due to death or Disability), 100% of the outstanding Performance Shares shall be vested upon the occurrence of such event, and (ii) if the Participant no longer is employed by the Company or any of its Affiliates due to the Participant’s death or Disability, the portion of each issuance of the Participant’s then-unvested Performance Shares, if any, that, absent termination, would have vested within one year following such termination of employment will become fully vested on the date of such termination of employment.

4.	Definitions.

(a)    “Common Stock Price” shall mean, at any applicable time of determination, the per share price of Common Stock of the Company, which for this purpose shall be equal to: (i) in the case of a Change of Control, the purchase price of a share of Common Stock in connection with (or implied by) such Change of Control, and (ii) at all other applicable times of determination, the volume weighted average price of a share of Common Stock on the primary exchange on which it is listed during the 30 consecutive trading days immediately preceding such applicable time of determination. The Common Stock Price shall be reduced by the Committee in good faith to take into account any extraordinary dividends and adjusted by the Committee in good faith to take into account any stock splits or similar corporate events, in each case, in accordance with Section 12 of the Plan.

(b)    “Cause” shall have the meaning set forth in the Employment Agreement.

(c)    “Disability” shall have the meaning set forth in the Employment Agreement.

(d)    “Employment Agreement” means that certain Second Amended and Restated Term Employment Agreement, by and among the Participant, the Company and Endeavor Operating Company, LLC, effective as of the March 13, 2019. For the avoidance of doubt, the references to the Employment Agreement herein shall continue to apply regardless of whether or not the employment term under the Employment Agreement has expired.

(e)    “Good Reason” shall have the meaning set forth in the Employment Agreement.

(f)    “Initial Stock Price” shall mean $24.00.

(g)    “Performance Share Eligibility Period” means the period beginning on the Date of Grant and ending on the earlier of (x) the ten-year anniversary of the Date of Grant and (y) the date the Participant no longer is employed by the Company or any of its Affiliates for any reason.

(h)     “Stock Price Threshold” means each of $28.50 and each amount that is $4.50 more than the prior amount (i.e., $33.00, then $37.50, then $42.00, continuing indefinitely).

5.      Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying the Time-Vesting RSUs and Performance-Vesting RSUs unless, until and to the extent that (a) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the Time-Vesting RSUs and Performance-Vesting RSUs and (b) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. The Company shall cause the actions described in clauses (a) and (b) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

6.	Compliance with Legal Requirements.

(a)    Generally. The granting and settlement of the Time-Vesting RSUs and Performance-Vesting RSUs and the granting and vesting of the Performance Shares and Partial Performance Shares, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b)    Tax Withholding.

(i)    In general. Vesting and settlement of the Performance-Vesting RSUs and the grant and vesting of the Performance Shares and Partial Performance Shares shall be subject to the Participant’s satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Time-Vesting RSUs, Performance-Vesting RSUs, Performance Shares, Partial Performance Shares or otherwise the amount of any required withholding taxes in respect of the Time-Vesting RSUs, Performance-Vesting RSUs, Performance Shares or Partial Performance Shares, their settlement, vesting or any payment or transfer of the Time-Vesting RSUs, Performance-Vesting RSUs, Performance Shares or Partial Performance Shares or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts).

(ii)    Withholding Tax Election. Notwithstanding the foregoing, by accepting this Award, the Participant understands and agrees that as a condition of the grant of the RSUs hereunder, the Participant (A) is required to, and hereby affirmatively elects to (the “Sell to Cover Election”), sell that number of shares of Common Stock with a value equal to (x) to the extent subject to income tax withholdings as an employee of the Company or any of its Affiliates, the amount necessary to satisfy all applicable tax withholding obligations with respect to any taxable event arising in connection with the Time-Vesting RSUs, Performance Vesting RSUs, Performance Shares or Partial Performance Shares (at the highest U.S. federal and applicable state tax withholding rate for supplemental income (or any successor thereto) or state equivalent, as applicable, or (y) to the extent not subject to income tax withholdings as an employee of the Company or any of its Affiliates, the product of (x) the amount of taxable income incurred with respect to any taxable event arising in connection with the Time-Vesting RSUs, Performance Vesting RSUs, Performance Shares or Partial Performance Shares and (y) the highest marginal U.S. federal and applicable state income tax rates that are applicable to the Participant (based on his state of residence), (B) to the extent subject to income tax withholdings as an employee of the Company or any of its Affiliates, agrees to execute any letter of instruction or agreement required by the Company’s transfer agent, stock plan administrator, bank, broker, nominee or other similar agent or representative (the “Agent”) to allow the Agent to timely remit the cash proceeds of such sale(s) to the Company. The Participant has carefully reviewed Section 6(b) and the Participant hereby represents and warrants that, as of the Date of Grant and the date he executes the Grant Notice, he is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales (other than any lock-up agreements in connection with the Company’s initial public offering or any limitations in any insider trading policy of the Company), does not have, and will not attempt to exercise, authority, influence or control over any sales of shares of Common Stock effected by the Agent pursuant to the Agreement, and is entering into the Agreement and this election to “sell to cover” in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange Act. It is the Participant’s intent that this election to “sell to cover” comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. To effect Participant’s Sell to Cover Election pursuant to this Agreement, the Participant hereby acknowledges and agrees:

(A)    The Participant hereby appoints the Agent as the Participant’s agent and authorizes the Agent to sell on the open market at the then prevailing market price(s), on the Participant’s behalf, as soon as practicable on or after the shares of Common Stock are issued upon the vesting and/or settlement of the Time-Vesting RSUs, Performance-Vesting RSUs, Performance Shares or Partial Performance Shares, that number (rounded up to the next whole number) of the shares of Common Stock so issued necessary to generate proceeds to cover the amount elected in the Sell to Cover Election all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto.

(B)    The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold pursuant to subsection (A) above.

(C)    The Participant understands that the Agent may effect sales as provided in subsection (A) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to the Participant’s account. In addition, the Participant acknowledges that it may not be possible to sell shares of Common Stock as provided by subsection (A) above due to (x) a legal or contractual restriction applicable to the Participant or the Agent, (y) a market disruption, or (z) rules governing order execution priority on the national exchange where the shares of Common Stock may be traded. The Participant further agrees and acknowledges that in the event the sale of shares of Common Stock would result in material adverse harm to the Company, as determined by the Company in its sole discretion, the Company may instruct the Agent not to sell shares of Common Stock as provided by subsection (A) above. In the event of the Agent’s inability to sell shares of Common Stock, the Participant will continue to be responsible for the timely payment to the Company and/or its Affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (A) above.

(D)    The Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 6(b)(ii).

(E)    This Section 6(b)(ii) shall terminate not later than the date on which all tax withholding obligations arising in connection with the vesting and/or settlement of the Time-Vesting RSUs, Performance-Vesting RSUs, Performance Shares and Partial Performance Shares have been satisfied.

7.      Clawback. The Time-Vesting RSUs, Performance-Vesting RSUs, Performance Shares and Partial Performance Shares shall at all times be subject to any clawback or similar policy or program established by the Company, as may be amended from time to time (a “Clawback Policy”). In addition (and without limiting the Company’s rights and Participant’s obligations under any Clawback Policy), to the extent required by applicable law or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, the RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

8.	Miscellaneous.

(a)    Transferability. The Time-Vesting RSUs, Performance-Vesting RSUs and unvested Performance Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a DRO or as otherwise permitted under Section 14(b) of the

Plan; provided that the Committee hereby consents to and permits any transfers to Permitted Transferees in accordance with Section 14(b) of the Plan and agrees not to adopt any rules that would unduly limit such transfers, and this Agreement represents notice from the Committee that any such transfer would comply with the requirements of the Plan. Any attempted Transfer of the Time-Vesting RSUs, Performance-Vesting RSUs or unvested Performance Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Time-Vesting RSUs, Performance-Vesting RSUs or unvested Performance Shares, shall be null and void and without effect. The Company will not be required to (i) reflect on its books any Transfer of the Time-Vesting RSUs, Performance-Vesting RSUs or unvested Performance Shares in violation of this Agreement or (ii) treat as owner of the Time-Vesting RSUs, Performance-Vesting RSUs or unvested Performance Shares any purchaser or other transferee receiving the Time-Vesting RSUs, Performance-Vesting RSUs or unvested Performance Shares in such Transfer.

(b)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)    Section 409A.

(i)    The Time-Vesting RSUs, Performance-Vesting RSUs and Performance Shares are intended to be exempt from, or compliant with, Section 409A of the Code. This Section 8(c)(i) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Time-Vesting RSUs, Performance-Vesting RSUs and/or Performance Shares will not be subject to interest and penalties under Section 409A of the Code.

(ii)    Notwithstanding the foregoing or any provision of the Plan or this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(d)    General Assets. All amounts credited in respect of the Time-Vesting RSUs, Performance-Vesting RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(e)    Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the Chief Legal Officer at the Company’s principal executive office.

(f)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(g)    No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(h)    Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from adjustment of the Time-Vesting RSUs, Performance-Vesting RSUs, Performance Shares or Partial Performance Shares pursuant to Section 9 or Section 11 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(i)    Beneficiary. The Participant may appoint any individual or legal entity in writing as his beneficiary to receive any Time-Vesting RSUs, Performance-Vesting RSUs, Performance Shares or Partial Performance Shares (to the extent not previously terminated or forfeited) under this Agreement upon the Participant’s death or becoming subject to a Disability. The Participant may revoke his designation of a beneficiary at any time and appoint a new beneficiary in writing. To be effective, the Participant must complete the designation of a beneficiary or revocation of a beneficiary by written notice (in the Company’s applicable form) to the Company under Section 8(e) hereof before the date of the Participant’s death. In the absence of a beneficiary designation, the Participant’s beneficiary shall be his or her spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, his or her estate.

(j)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(k)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under the Plan.

(l)    Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(m)    Dispute Resolution. Upon the occurrence of any dispute or disagreement between the parties hereto arising out of or in connection with any term of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof, the parties shall comply with the dispute resolution procedure set forth in Section 12 of the Employment Agreement.

(n)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(o)    Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(p)    Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(q)    Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(r)    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the Time-Vesting RSUs, Performance-Vesting RSUs, Performance Shares or Partial Performance Shares will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

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IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been executed by the Company and the Participant as of the day first written above.

ENDEAVOR GROUP HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Restricted Stock Unit Award Agreement]

PARTICIPANT

Ariel Emanuel

[Signature Page to Restricted Stock Unit Award Agreement]